Exhibit 3.8

The following Limited Liability Company Agreement is compiled from the actual Limited Liability Company Agreement and subsequent amendment.

LIMITED LIABILITY COMPANY AGREEMENT

OF

ROSE ROCK MIDSTREAM ENERGY GP, LLC

A Delaware Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT of ROSE ROCK MIDSTREAM ENERGY GP, LLC (this “Agreement”), dated as of November 4, 2011, is adopted, executed, and agreed to by the sole Member (as defined below).

1. Formation. Rose Rock Midstream Energy GP, LLC (the “Company”) has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (as amended from time to time, the “Act”). The Certificate of Formation (the “Certificate”) was filed on November 4, 2011 with the Secretary of State of the State of Delaware.

2. Name. The name of the Company is, and the business of the Company shall be conducted under the name of, “Rose Rock Midstream Energy GP, LLC.”

3. Term. The Company commenced its existence on the effective date of the filing of the Certificate. The Company shall continue until terminated pursuant to Section 12.

4. Registered Office. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate, or such other place as the Member may designate in the manner provided by law. The registered agent for service of process at such address shall be the initial registered agent named in the Certificate, or such other person as the Member may designate in the manner provided by law.

5. Purposes. The purposes of the Company are to carry on any lawful business, purpose, or activity for which limited liability companies may be formed under the Act.

6. Sole Member. Rose Rock Midstream Operating, LLC shall be the sole member of the Company (the “Member”).

7. Contributions. The Member has made an initial contribution to the capital of the Company consisting of the right to receive a 0.5% general partner interest in SemCrude, L.P., a Delaware limited partnership. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

8. Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits and interests in the Company.

9. Management. The Member shall manage the business and affairs of the Company. The Member may appoint one or more officers with such titles, powers and authority as the Member may designate. Any such officers so appointed shall possess all rights and powers which are possessed by “managers” under the Act and otherwise by law, subject to the provisions of this Agreement.

10. Indemnification.

(a)	To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, (i) the Member, any additional Members, any affiliates of such Members and any officers of the Company, (ii) any former Member or officer and (iii) any member, partner, director, officer, fiduciary or trustee of any person or entity described in clauses (i) and (ii) (collectively, “Indemnitees”) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 10, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 10 shall be made only out of the assets of the Company, it being agreed that the Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b)	To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 10(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 10.

(c)	The indemnification provided by this Section 10 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)	The Company may purchase and maintain (or reimburse the Member or its affiliates for the cost of) insurance, on behalf of the Member, its affiliates and such other persons or entities as the Member shall determine, against any liability that may be asserted against, or expense that may be incurred by, such person or entity in connection with the Company’s activities or such person’s or entity’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such person or entity against such liability under the provisions of this Agreement.

(e)	An Indemnitee shall not be denied indemnification in whole or in part under this Section 10 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(f)	The provisions of this Section 10 are for the benefit of the Indemnitees and their heirs, successors, assigns and administrators, and shall not be deemed to create any rights for the benefit of any other person or entity.

(g)	No amendment, modification or repeal of this Section 10 any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 10 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

11. Limitation of Liability. The Member shall not be personally liable for any debts, liabilities or obligations of the Company, except for the amount of any distributions made to such Member that must be returned to the Company pursuant to the terms hereof or the Act.

12. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event (including, without limitation, an event described in Section 18-801(a)(4) or (5) of the Act) will cause the Company to dissolve.

13. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

14. Subject to All Laws. The provisions of this Agreement shall be subject to all valid and applicable laws, including, without limitation, the Act, as now or hereafter amended, and in the event that any of the provisions of this Agreement are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control and this Agreement shall be deemed modified accordingly, and, as so modified, to continue in full force and effect.

15. Amendment. This Agreement shall not be amended or modified except by an instrument in writing signed by or on behalf of the Member.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned, being the sole member of the Company, has caused this Agreement to be duly executed as of the day and year first above written.

ROSE ROCK MIDSTREAM OPERATING, LLC

By:	/s/ Candice L. Cheeseman
Name:	Candice L. Cheeseman
Title:	General Counsel and Secretary

[Signature Page to LLC Agreement of Rose Rock Midstream Energy GP, LLC]